Exhibit 5.1

O L S H A N	PARK AVENUE TOWER ● 65 EAST 55TH STREET ● NEW YORK, NEW YORK 10022 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

September 15, 2015

Trans-Lux Corporation
445 Park Avenue, Suite 2001
New York, New York 10022

Re:           Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Trans-Lux Corporation, a Delaware corporation (the “Company”), in connection with the filing of its Registration Statement on Form S-1 (Registration No. 333-205273) (as amended from time to time, the “Registration Statement”) relating to the registration of (i) non-transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to 51,063 shares (the “Preferred Shares”) of the Company’s Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred”), to be distributed, at no charge, to holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on September 28, 2015, (ii) the Preferred Shares, (iii) up to 1,021,260 shares of Common Stock (the “Underlying Shares”) issuable upon conversion of the Preferred Shares, and (iv) up to 183,827 shares of Common Stock (the “Dividend Shares”) issuable, at the election of the Company and in accordance with the terms of the Series B Preferred set forth in the Company’s Certificate of Designations of Series B Convertible Preferred Stock (the “Series B Certificate of Designations”), in payment of dividends on the Preferred Shares.

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”).

In connection with this opinion letter, we have examined the Registration Statement, the prospectus forming a part thereof (the “Prospectus”), the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, the form of Series B Certificate of Designations, the form of certificate to represent the Rights, and the form of certificate to represent the Series B Preferred.  In addition, we have examined and relied upon such corporate records of the Company and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

September 15, 2015

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(i)
the Rights have been duly authorized by the Company and, when issued as described in the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

(ii)
the Preferred Shares have been duly authorized by the Company and, when issued and delivered against payment therefor upon due exercise of the Rights in accordance with their terms as described in the Registration Statement, including payment of the subscription price therefor, the Preferred Shares will be validly issued, fully paid and non-assessable; and

(iii)
the Underlying Shares have been duly authorized by the Company, and when issued and delivered upon conversion of the Preferred Shares in accordance with the Series B Certificate of Designations, the Underlying Shares will be validly issued, fully paid and non-assessable; and

(iv)
upon dividends being duly and validly declared by the Company’s Board of Directors out of funds legally available therefor and payable in the form of Dividend Shares in accordance with the Series B Certificate of Designations, and when issued and delivered pursuant to such declaration, such Dividend Shares will be duly authorized and will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York.  We express no opinion as to the effects of any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, each as in effect on the date hereof.

This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP